UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 27, 2007

JMG Exploration, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	001-32438 (Commission File Number)	20-1373949 (IRS employer identification no.)
180 South Lake Avenue Seventh Floor Pasadena, California	91101
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(626) 792-3842

 (Registrant’s former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 27, 2007, JMG entered into a non-binding Letter of Intent to acquire a controlling interest in Iris Computers Ltd., one of the largest distributors of computer hardware and peripherals in India. The proposed transaction is subject to negotiating and entering into a definitive share acquisition agreement, board, shareholder and other approvals, completion of due diligence and other conditions. The Letter of Intent provides for a No-Shop Period until June 26, 2007, during which period the parties have agreed not to enter into an agreement or consummate a transaction with any other party, which would preclude the consummation of the transaction. If the parties can reach definitive agreement and proceed to a closing, and the proposed transaction is completed, the current JMG shareholders, immediately post-closing, would own approximately 25% of the combined entities, without giving effect to JMG's outstanding options and warrants. JMG's oil and gas assets will not be included in this transaction and will be sold or merged separately for the benefit of shareholders of a future record date. No assurance can be given that the parties will enter into a definitive agreement on these or any other terms or that the transactions will close.

Item 9.01    Financial Statements and Exhibits.

On April 27, 2007, JMG Exploration, Inc. issued a press release announcing that it entered into a non-binding Letter of Intent with an entity that owns a majority interest in Iris Computers Ltd. A copy of that press release is attached to this report as Exhibit 99.1.

 (c) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

May 1, 2007	JMG Exploration Inc.

	By:	/s/ Joseph W. Skeehan
Joseph W. Skeehan
Chief Executive Officer